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                                                                     Exhibit 2.1



                            ASSET PURCHASE AGREEMENT

             THIS ASSET PURCHASE AGREEMENT (the "Agreement") entered into as of the 29th day of May, 1997 between SAFETY DISPOSAL SYSTEM OF PENNSYLVANIA, INC., a Pennsylvania corporation, MED/WASTE, INC., a Delaware corporation, BONHAM ENVIRONMENTAL SERVICES, INC., a Georgia corporation, BONHAM MANAGEMENT GROUP, INC., a Virginia corporation and W.

FRED BONHAM.

                                 R E C I T A L S

             A. The Company operates an autoclave medical waste treatment facility in Marcus Hook, Pennsylvania pursuant to a management agreement with the owners of the real property underlying the autoclave facility;

             B. Buyer desires to purchase certain of the Company's assets and the Company desires to sell such assets, upon the terms and subject to the conditions set forth herein.

             C. Shareholder owns 100% of the outstanding capital stock of the Company's sole shareholder, BESI, and will receive a direct benefit from the consummation of the transactions contemplated herein;

             D. Shareholder, BESI and the Company desire to make certain representations, warranties and agreements in connection with this Agreement and also to prescribe various conditions to the Agreement.

             NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived therefrom and of the respective mutual covenants and agreements hereinafter set forth and such other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

                            ARTICLE 1. - DEFINITIONS

             All capitalized terms used in this Agreement are used as defined in this Article I or elsewhere in this Agreement.

             1.1 BESI - shall mean Bonham Environmental Services, Inc., a Georgia corporation;

             1.2 BMT - shall mean Bio MedTec - West Virginia, Inc., a West Virginia corporation;

             1.3 BUSINESS - shall mean the operation of an autoclave medical waste treatment facility in Marcus Hook, Pennsylvania pursuant to a management agreement with the owners of the real property underlying the autoclave facility;

             1.4 BUYER - shall mean SAFETY DISPOSAL SYSTEM OF PENNSYLVANIA, INC. a Pennsylvania corporation.

             1.5 CLOSING DATE - shall mean August 31, 1997 or as soon thereafter as all necessary governmental approvals can be obtained (but in no event later than September 30, 1997), or such other date as may be agreed upon in writing by all parties hereto.

             1.6 COLLATERAL AGREEMENTS - shall mean and include any and all agreements, instruments, certificates or documents required or expressly provided for in this Agreement to be executed and delivered in connection with the transaction contemplated by this Agreement.

             1.7 COMPANY - shall mean BONHAM MANAGEMENT GROUP, INC., a Virginia corporation.




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             1.8 CONTRACTS - shall mean and include any and all contracts, agreements (including the Management Agreement), understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals, or other instruments or undertaking to which such person is a party or to which or by which such person or the property of such person is subject or bound, excluding any Permits.

             1.9 DAMAGES - shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments, including all attorneys' fees and costs, and interest accruing on such Damages.

             1.10 DISCLOSURE SCHEDULE - - shall mean the Disclosure Schedule prepared by BESI, Shareholder and the Company in accordance with Section 7.6 herein.

             1.11 ENVIRONMENTAL CLAIM - shall mean any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent, decree, penalty, fine, lien, proceeding, or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with, an actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Material, Medical Waste or actual or alleged Hazardous Material Activity, (c) from any abatement, removal, remedial, corrective or other response action in connection with a Hazardous Material or Medical Waste, Environmental law or other order of a Governmental Authority, or
(d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

             1.12 ENVIRONMENTAL LAW - shall mean any current or future legal requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material (e) the management, treatment, disposal or handling of Medical Waste, or (e) pollution (including any Release to air, land, surface water, and groundwater), and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. ss. 9601, et seq., Solid Waste Disposal Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. ss. 6901, et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. ss. 1251, et seq., Clean Air Act of 1966, as amended, 42 U.S.C. ss. 7401, et seq., Toxic Substance Control Act of 1976, 15 U.S.C. ss. 2601, et seq., Hazardous material Transportation Act, 49 U.S.C. App. ss. 1801, et seq., Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. ss. 651, et seq., Oil Pollution act of 1990, 33 U.S.C. ss. 2701, et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. ss. 11001, et seq., National Environmental Policy Act of 1969, 42 U.S.C. ss. 4321, et seq., Safe Drinking Water Act of 1974, as amended, 42 U.S.C. ss. 300(f), et seq., any similar, implementation or successor law, and any amendment, rule, regulation, order or directive issued thereunder.

             1.13 FINANCIAL STATEMENTS - shall mean the Company's unaudited consolidated Financial Statements consisting of balance sheets as of December 31, 1995 and 1996 and statements of income, cash flow and stockholders' equity for the two (2) years ended December 31, 1996, the notes to the financial statements thereto, and the unaudited consolidated financial statement as at March 31, 1997 and for the three months ended March 31, 1996 and 1997, respectively, all as attached to the Disclosure Schedule.

             1.14 GOVERNMENTAL AUTHORITY - shall mean and include any nation, country (including, but not limited to the United States of America) commonwealth, state, territory or possession thereof and any political subdivision of any of the foregoing, including, but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

             1.15 HAZARDOUS MATERIAL - shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant, or material which is hazardous or toxic, and

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includes, without limitation, (a) any medical waste, (b) asbestos, polychlorinated biphyenls and petroleum (including crude oil or any fraction thereof) and (c) any such material classified or regulated as "hazardous" or "toxic" pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund amendments and Reauthorization Act of 1986, 42 U.S.C. ss. 9601, et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous an Solid Waste Amendments of 1984, 42 U.S.C. ss. 6901, et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. ss. 1251, et seq., Clean Air Act of 1966, as amended, 42 U.S.C. ss. 7401, et seq., Toxic substances Control Act of 1976, 15 U.S.C. ss. 2601, et seq., or Hazardous Materials Transportation Act, 49 U.S.C. App. ss. 1801, et seq.

             1.16 HAZARDOUS MATERIAL ACTIVITY - shall mean any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

             1.17 INCOME FROM OPERATIONS - shall mean income from operations resulting from all revenues and expenses of BMW and/or BMT determined in accordance with generally accepted accounting principles after (a) deduction of one-third of the salary to be paid to Shareholder, (b) interest expense on the Note (as hereinafter defined) and other debt, including any advances by MWI to purchase minority shareholder interests, or develop or fund operations of BMW or BMT at the same interest rate set forth in the Note, (c) amortization of intangibles, (d) depreciation and amortization, (e) state and local taxes, and
(f) an allocation of MWI's general corporate overhead proportionate to revenues of BMW and BMT compared to net revenues of the MWI Medical Waste business segment. A loss from operations in any year will not offset Income from Operations in any other year.

             1.18 INTANGIBLE RIGHTS - shall mean and include any and all information, trade secrets, patents, copyrights, trademarks, trade names and other intangible properties that are necessary or customarily used by the Company in the operation of its Business.

             1.19 LAST REPORTED SALE PRICE - shall mean the last reported sale price of MWI Common Stock as reported by National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or if the MWI Common Stock is not reported on the NASDAQ System, on such national securities exchange on which sales of MWI Common Stock are thereafter reported, on the last business day prior to the determination of such price in accordance with the terms of this Agreement.

             1.20 MANAGEMENT AGREEMENT - shall mean that certain Management Agreement by and between the Company, K.S. Processing, Inc. a Pennsylvania corporation, Kurt Scheuerman, Edward Scheuerman and Frank Scheuerman dated October 30, 1995, a copy of which is attached to the Disclosure Schedule.

             1.21 MARKET VALUE - shall mean the product of (a) the Last Reported Sales Price of the MWI Common Stock, as reported by NASDAQ on the last business day prior to the date on which Market Value is to be determined, times (b) the number of shares to be issued to Seller in accordance with Section 3.1.2 herein.

             1.22 MEDICAL WASTE - shall mean and include any waste which may cause an infectious disease or can reasonably be suspected of harboring pathogenic organisms, including predominately all materials that come in contact with human and animal body fluids.

             1.23   MWI - shall mean MED/WASTE, INC., a Delaware corporation.

             1.24 MWI COMMON STOCK - shall mean the Common Stock, $.001 par value of MWI as described in MWI's Certificate of Incorporation, as presently amended.

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             1.25 ORDINARY COURSE OF BUSINESS - shall mean the conduct and operation of the business of the Company only in the manner in which it conducted and operated such Business during the year ended December 31, 1996, following its usual and ordinary accounting practices, making ordinary accruals, incurring ordinary liabilities and expenditures, and making ordinary commitments for merchandise, insurance, rentals, and other ordinary Business purposes as reflected in the Financial Statements.

             1.26 PERMITS - shall mean and include any and all permits, certificates of need, licenses, agencies, orders or contracts granted by any Governmental Authority necessary or used in the operation of the Business as presently conducted.

             1.27 RELEASE - shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks and other receptacles containing or previously containing any Hazardous Material or Medical Waste.

             1.28   SHAREHOLDER - shall mean W. Fred Bonham.

                    ARTICLE 2. - SALE AND PURCHASE OF ASSETS

             2.1 SALE AND PURCHASE OF ASSETS - On the terms and subject to the conditions of this Agreement, on the Closing Date the Company shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase, acquire, and accept delivery of, the following assets and properties owned by the Company as of the Closing Date and used by the Company in its Business:

                    2.1.1 all inventories and other materials of the Company wherever located, including all inventory in transit or on order and not yet delivered;

                    2.1.2 all supplies, equipment, vehicles, machinery, furniture, fixtures, leasehold improvements, and other tangible property owned by the Company, whether on loan or on consignment to third parties, or used by the Company in connection with its Business, including the tangible assets listed on Schedule 2.1.2 of the Disclosure Schedule hereto, together with the Company's interest as lessee in any leases with respect to any of the foregoing;

                    2.1.3 all of the Company's right, title and interest in and to all Contracts, including but not limited to the Contracts listed on Schedule
2.1.3 of the Disclosure Schedule;

                    2.1.4 all of the Company's right, title and interest in and to all of the Company's Intangible Rights, including but not limited to the Intangible Rights listed on Schedule 2.1.4 to the Disclosure Schedule;

                    2.1.5 all proprietary knowledge, trade secrets, customer lists, referral lists, technical information, quality control data, processes (whether secret or not), methods and other similar know-how or rights necessary or used in the conduct of the Company's Business including but not limited to marketing, advertising and personnel training and recruitment;

                    2.1.6 all of the Company's utility, security and other deposits and prepaid expenses;

                    2.1.7 the Company's Business as a going-concern and its franchises, Permits, insurance policies, licenses, telephone numbers, customer lists, vendor lists, referral lists and contracts, advertisers' materials and data, restrictive covenants, choses in action, and similar obligations owing to the Company from present and former shareholders, officers, employees, agents and others, together with all books, computer software, files, papers, records, and other data of the Company relating to the assets, properties, business, and operations of its Business; and

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                    2.1.8 all other properties and rights of every kind or
nature owned by the Company or used in the operation of the Business, other than the Excluded Assets (as hereinafter defined).

The aforesaid assets and properties to be transferred to Buyer hereunder are hereinafter collectively referred to as the "Assets." "Excluded Assets" is defined as the Company's accounts receivables generated prior to June 1, 1997.

             2.2 METHOD OF CONVEYANCE - The sale, transfer, conveyance, assignment, and delivery by the Company of the Assets to the Buyer in accordance with Section 2.1 hereof shall be through the delivery of a duly executed Bill of Sale in form and substance satisfactory to the Buyer, as well as various assignments of leases, contracts and other matters.

             2.3 NO LIENS - The Company shall transfer good and marketable title to the Assets to Buyer free and clear of all liens, charges, claims, security interests, adverse interests, and encum brances of any kind whatsoever owed to, owed by, accrued to, or in favor of any person or party whatsoever.

             2.4 NO LIABILITIES - The Buyer shall not assume any liabilities of the Company. The Company shall be responsible for all liabilities of the Business incurred prior to June 1, 1997.

                ARTICLE 3. - PURCHASE PRICE AND METHOD OF PAYMENT

             3.1 PURCHASE PRICE - As consideration for the Assets purchased by the Buyer, and subject to compliance by the Company, BESI and Shareholder with their warranties and undertakings contained in this Agreement and any adjustment which may be required pursuant to Section 3.3 herein, Buyer shall pay the purchase price set forth below (the "Purchase Price"):

                    3.1.1 CASH - Buyer shall pay to the Company $550,000 in cash on the Closing Date, for the Assets; provided however, Buyer shall receive a credit against the cash portion of the Purchase Price at Closing in the amount of $250,000 for necessary repairs, maintenance and upgrades for the Business and further provided that the sum of $100,000 shall be deposited at the closing in an interest bearing escrow account held by Wallace, Bauman, Fodiman & Shannon, P.A. to be held in escrow pursuant to that certain Escrow Agreement attached to the Disclosure Schedule as Exhibit "C" (the "Escrow Agreement"); and

                    3.1.2 MWI COMMON STOCK - MWI shall cause to be issued to the Company on the Closing Date an aggregate of 200,000 shares of MWI's unregistered and previously unissued MWI Common Stock, all on the terms and the conditions described below, except that an aggregate of 25,000 shares of MWI Common Stock, shall be issued in the name of the Company, but delivered to Wallace, Bauman, Fodiman & Shannon, P.A. (the "Escrow Agent") to be held in escrow pursuant to the Escrow Agreement.

                    3.1.3 NON-COMPETITION AGREEMENT - Buyer shall pay to Shareholder $300,000 in cash on the Closing Date in consideration for Shareholder's execution of a five (5) year non-competition agreement in the form of Exhibit "D" attached to the Disclosure Schedule.

             3.2 CONTINGENT ISSUANCE OF MWI COMMON STOCK - If the MWI Common Stock to be issued to the Company on the Closing Date does not have a Market Value equal to $1,000,000, then the parties shall recalculate the Market Value of such MWI Common Stock on the first anniversary following the Closing Date. If on the first anniversary of the Closing Date, the MWI Common Stock issued to the Company does not have a Market Value of at least $1,000,000, MWI will either (i) issue to the Company that number of shares of MWI Common Stock which, when multiplied by the Last Reported Sales Price as of the first anniversary, would equal the difference between (a) $1,000,000 minus (b) the Market Value of the MWI Common Stock on such anniversary date which was previously issued to the Company, or (ii) pay to the Company in cash the difference between $1,000,000 and such

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Market Value. The right to receive the contingent MWI Common Stock herein shall be non-assignable by the Company, except to the Shareholder. Any additional shares of MWI Common Stock issued to the Company will be delivered to the Escrow Agent, subject to the Escrow Agreement.

             3.3 CREDIT AGAINST PURCHASE PRICE - Buyer shall receive as a credit on the Purchase Price the following sums:

                    3.3.1 $125,000 plus accrued interest on that certain promissory note executed by the Company on April 10, 1997 in favor of MWI, which as of the will be deemed paid in full;

                    3.3.2 $15,000, representing rent for the Company for the Marcus Hook, Pennsylvania premises for the month of May 1997, to the extent such rent was paid by Buyer or MWI;

                    3.3.3 All sums owed by the Company to Safety Disposal System of South Carolina, Inc., a wholly owned subsidiary of MWI;

                    3.3.4 The penalty portion of the Department of Environmental Protection fine levied on the Business; and

                    3.3.5 Such other sums as may be advanced by MWI or the Buyer to pay accounts payables or other obligations of the Company existing as of June 1, 1997, which Buyer deems necessary to preserve the Business.

             3.4 ADJUSTMENTS TO MWI COMMON STOCK - The cash and MWI Common Stock held in escrow by the Escrow Agent will be subject to a right of set off in the event Seller is required to provide indemnification pursuant to Article 9 of this Agreement, which shall not be Buyer's exclusive remedy. The terms and conditions and the right of set off shall be more particularly described in the Escrow Agreement.

             3.5 INVESTMENT RESTRICTIONS - All MWI Common Stock to be acquired by the Company shall be "Restricted Securities" as that term is defined pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "1933 Act"). The Company hereby represents that the MWI Common Stock is being acquired for investment purposes only and not with a view to the distribution thereof except as may be permitted by the 1933 Act. Certificates representing MWI Common Stock when issued shall contain a restrictive legend to the effect that the MWI Common Stock have not been registered pursuant to the 1933 Act or any state having jurisdiction thereof and may not be sold, transferred or otherwise disposed of except in compliance with the 1933 Act or unless the MWI receives an opinion of counsel reasonably satisfactory to it that an exemption from registration is available. A stop transfer order shall be placed on the MWI Common Stock with MWI's transfer agent. The Company agrees that for a one year period following the Closing Date, it will not transfer, sell, hypothecate or pledge the MWI Common Stock received as part of the Purchase Price other than to Shareholder and only upon receipt from Shareholder of an acknowledgment and agreement of the restrictions on transfer set forth herein.

                              ARTICLE 4. - CLOSING

             4.1 CLOSING - Subject to the terms and conditions of this Agreement, the Closing shall take place at 9:30 a.m. on the Closing Date, or such other date as is mutually agreed between the parties. The Closing shall take place at the offices of Wallace, Bauman, Fodiman & Shannon, P.A., 2222 Ponce de Leon Boulevard, 6th Floor, Coral Gables, Florida 33134.

             4.2 BESI, SHAREHOLDER AND COMPANY PERFORMANCE AT CLOSING - At or prior to the Closing, BESI, Shareholder and the Company shall deliver, or cause to be delivered, to Buyer:

                    4.2.1 a duly executed Bill of Sale;

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                    4.2.2 a certificate duly executed by BESI, Shareholder and the president of the Company to the effect that:

                          (a) all of the representations and warranties made by
BESI, Shareholder and the Company in this Agreement are true and correct in all material respects as of the Closing Date;

                          (b) none of the covenants made by BESI, Shareholder
and the Company in this Agreement have been breached in any material respect as of the Closing Date;

                          (c) there have been no material adverse changes in the
condition of the Company since the date of the Financial Statements, whether financial or otherwise, through the Closing Date;

                    4.2.3 all appropriate consents to the transactions contemplated herein, without conditions or limitations,

                    4.2.4 all approvals and consents of all appropriate state regulatory agencies, if any, including all consents to the transfer of ownership of the Assets as it impacts the Company's licenses and certifications;

                    4.2.5 an Assignment of the Management Agreement signed by KS Processing, Inc. a Pennsylvania corporation, Kurt Scheuerman, Edward Scheuerman and Frank Scheuerman

                    4.2.6 a certified copy of the corporate actions taken by the Company, BESI and their respective shareholders authorizing and approving this Agreement and the transactions contemplated by it;

                    4.2.7 a certificate of incumbency duly executed by the Company's and BESI's respective secretaries;

                    4.2.8 a duly executed Non-Competition Agreement by the Shareholder;

                    4.2.9 An investment letter in a form acceptable to counsel for Buyer signed by the Company pertaining to the MWI Common Stock;

                    4.2.10 execution by Shareholder of a mutually acceptable employment agreement, whereby Shareholder shall agree to be employed by Buyer, following the Closing;

                    4.2.11 execution by the Company of a mutually acceptable Escrow Agreement, together with appropriate stock powers executed in blank;

                    4.2.12 execution by BESI of a mutually acceptable Option to Purchase and Right of First Refusal as provided in Section 9.7 herein.

                    4.2.13 an opinion of counsel in form and substance satisfactory to Buyer and its counsel that:

                          (a) The Company has been duly incorporated and is
validly existing and in good standing under the laws of the State of Virginia and is duly qualified to do business and is in good standing in each jurisdiction in which the character and location of the properties owned by it or the nature of the business transacted by it makes such qualification necessary.

                          (b) The Company, Shareholder and BESI have the full
power to conduct their business as presently conducted and to execute and deliver this Agreement and to perform its obligations hereunder;

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                          (c) The Company and BESI, as sole shareholder, have
authorized the execution, delivery and performance of the Agreement by all necessary corporate and shareholder action.

                          (d) The execution and delivery of the Agreement,
performance by the Company, BESI and Shareholder of their obligations under the Agreement and the exercise by the Company, BESI and the Shareholder of the rights created by the Agreement do not (i) violate the Company's Articles of Incorporation or by-laws; (ii) constitute a breach of or a default under any agreement or instrument to which the Company, BESI or Shareholder is a party or by which they or their assets are bound, or result in the creation of a mortgage, security interest or other encumbrance upon the assets of the Company;
(iii) violate any judgment, decree or order of any court or administrative tribunal, which judgment, decree or order is binding on the Company, BESI, the Shareholder or their assets; or (iv) violate any Federal or state law, rule or regulation;

                          (e) No further notice, report or other filing or
registration with, and no further consent, approval or authorization of, any Governmental Authority is required to be submitted, made or obtained by the Company in connection with the execution, delivery and performance of the Agreement.

                          (f) The Agreement is a valid and binding obligation of
the Company, BESI and the Shareholder enforceable against the Company, BESI and Shareholder under the laws of the State of Virginia if such state were chosen as the governing law and the Federal law of the United States.

                          (g) Except for the dispute with KS Processing, Inc.
relating to the Management Agreement, there are no pending or threatened legal proceedings, actions, claims, investigations or other proceedings against the Company which would have a materially adverse effect on the Business.

                          (h) The Company has good and marketable title to all
of the Assets used in the Business, free and clear of all liens, mortgages, pledges, conditional sales agreements, security interests, restrictions, judgments, options, charges, claims or encumbrances of any kind.

                          (i) The instruments of conveyance and assignment
delivered by the Company to Buyer in accordance with their terms will have vested in Buyer all right, title, and interest to the Assets;

                          (j) There are no liens, mortgages, encumbrances,
charges, or other rights of third parties with respect to the Assets;

                          (k) The Company is in compliance with all federal,
state and local laws regarding the operation of the Business;

                    4.2.14 Possession of the Assets and all originals and copies of all agreements, instruments, documents, deeds, books, records, files, tax returns, and other data and information within the possession of the Company pertaining to the Company;

                    4.2.15 Any and all assignments or other instruments of conveyance necessary to vest good, marketable and complete title in and to the Assets in Buyer;

             4.3 BUYER'S PERFORMANCE AT CLOSING - At or prior to Closing, Buyer and MWI, as the case may be, shall deliver or cause to be delivered to the Company the following:

                    4.3.1 The cash to close as required in Sections 3.1.1 and
3.1.3 herein, subject to the provisions of Section 3.3 herein;

                    4.3.2 Certificates representing the MWI Common Stock issued in the name of the Company, as required in Section 3.1.2 herein;

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                    4.3.3 a certificate executed by an officer of Buyer to the effect that all of the representations and warranties made by Buyer in this Agreement are true and correct as of the Closing Date;

                    4.3.4 written evidence that Buyer's board of directors approved consummation of the transaction.

                    4.3.5 execution by Buyer of a mutually acceptable employment agreement, whereby Buyer shall agree to employ Shareholder, following the Closing;

                    4.3.6 execution by Buyer of a mutually acceptable escrow agreement; and

                    4.3.7 delivery of the non-competition for execution by the Shareholder;

             4.4    TERMINATION IN ABSENCE OF CLOSING -

                    4.4.1 TERMINATION. If by the close of business on the Closing Date, the Closing has not occurred, then any party may thereafter terminate this Agreement by written notice to the other parties hereto, without liability of or to any other party to this Agreement, unless the reason for closing having not occurred is (i) such party's breach of any of its obligations, representations, warranties or covenants or other provisions of this Agreement; or (ii) the failure of such party to perform its obligations hereunder. The inability of the Company to obtain any governmental approvals necessary for consummation of the transaction herein so long as the Company has used diligent effort, shall not be deemed a default by the Company. In such event, the defaulting party shall be liable to all other parties for all Damages incurred by the non-defaulting parties, including but not limited to all expenses, costs and attorney fees incurred in due diligence, negotiation of this Agreement, the drafting of this Agreement and all Collateral Agreements and otherwise representing such non-defaulting parties.

                    4.4.2 TERMINATION BY BUYER. This Agreement and the transaction contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date by Buyer, if:

                          (a) any representation or warranty made herein for the
benefit of Buyer or any certificate, schedule or document furnished to Buyer pursuant to this Agreement is untrue; or

                          (b) the Company, Shareholder or BESI shall have
defaulted in any respect in the performance of any obligation under this Agreement or the management agreement entered into by the Company and Buyer of even date; or

                          (c) a material adverse change has occurred to the
Company's financial or business condition.

In the event that Buyer terminates this Agreement in accordance with the provisions contained in this Section 4.4.2, then Shareholder, BESI and the Company shall be liable to Buyer for all Damages incurred by Buyer including, but not limited to, all expenses, costs and attorney's and accounting fees incurred in the due diligence, negotiation and drafting of this Agreement in contemplation of the transaction contained herein.

                    4.4.3 TERMINATION BY THE COMPANY, BESI AND SHAREHOLDER. This Agreement and the transaction contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date by Shareholder, BESI and the Company, if:

                          (a) any representation or warranty made herein for the
benefit of Shareholder, BESI and the Company or any certificate, schedule or document furnished to Shareholder, BESI and the Company pursuant to this Agreement is untrue; or

                          (b) the Buyer or MWI shall have defaulted in any
respect in the performance of any obligation under this Agreement or the management agreement entered into by the Company and Buyer of even date; or

                          (c) a material adverse change has occurred to MWI's
financial or business condition.

In the event that Shareholder, BESI and the Company terminate this Agreement in accordance with the provisions contained in this Section 4.4.3, then Buyer shall be liable to Shareholder, BESI and the Company for all Damages incurred by Shareholder, BESI and the Company including, but not limited to, all expenses, costs and attorney's and accounting fees incurred in the due diligence, negotiation and drafting of this Agreement in contemplation of the transaction contained herein.

                 ARTICLE 5. - REPRESENTATIONS AND WARRANTIES OF
                        THE COMPANY, SHAREHOLDER AND BESI

             Shareholder, BESI and the Company represent and warrant to Buyer and MWI that the representations and warranties contained in this Article 5 are true and correct as of the date hereof (except for such items that will be cured by the Closing Date) and as of the Closing Date:

             5.1 ORGANIZATION OF COMPANY - The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia. The Company has the corporate power to own, manage, lease and hold its assets and engage in its businesses where such assets are located, is duly qualified to do business and is in good standing in each jurisdiction in which the character and location of the properties owned by it or the nature of the business transacted by it makes such qualification necessary.

             5.2 CAPITALIZATION - The Company is authorized to issue five thousand (5,000) shares of common stock, $1.00 par value, of which five hundred
(500) are issued and outstanding in the name of BESI. There is no other capital stock authorized or issued by the Company. All shares of common stock presently validly issued and outstanding, are validly issued, fully paid and non-assessable. There are no stockholder agreements, voting trust agreement or any other agreements restricting the common stock. The Company has not authorized and there is not outstanding at the date hereof, any preferred stock, options, warrants or other rights to purchase any capital stock of the Company.

             5.3 CORPORATE DOCUMENTS - The Articles of Incorporation and Bylaws of the Company to be attached to the Disclosure Schedule are true and correct as of the Closing Date. The stock and minute books of the Company that have been made available to Buyer for review contain a complete and accurate record of all shareholders of the Company and all actions of the shareholders and directors (and any committees thereof) of the Company.

             5.4 AUTHORITY - The Company, Shareholder, BESI have full power and authority to enter into this Agreement and to consummate the transaction contemplated hereby. This Agreement and any Collateral Agreement executed in connection with the Closing constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligations of such parties enforceable in accordance with their terms. No consent of any Federal, state, municipal or other Governmental Authority is required for the execution, delivery or performance of this Agreement.

             5.5 FINANCIAL STATEMENTS - The Financial Statements attached to the Disclosure Statement are correct and complete and present fairly the consolidated financial condition of the Company as of the date of such balance sheets and the results of its operations for the periods of such statements of operations and have been prepared on a consistent basis with all prior periods and in accordance with generally accepted accounting principles ("GAAP"). Since the date of the Financial Statements, there has been no material adverse change in the assets, liabilities, business, operations or condition, financial or otherwise, of the Company from that shown on the Financial Statements. The

Company, Shareholder and BESI represent that the unaudited Financial Statements and books and records can be audited in accordance with GAAP, without extended auditing procedures and, that when audited in accordance with Section 7.5 herein, will not have any change to the assets, liabilities, net worth or net income as stated in the Financial Statements at December 31, 1996 and for the year then ended.

             5.6 TITLE TO ASSETS - The Disclosure Schedule contains a list of all tangible Assets owned by the Company and related to the Business. The Company has good, marketable and insurable title to the Assets, free and clear of any and all liens, mortgages, pledges, conditional sales assignments, security interests, judgments, options, adverse claims, encumbrances or other restrictions or limitations whatsoever. The Assets listed on the Disclosure Schedule represent all of the assets necessary to operate the Business in the same manner as operated prior to the date hereof and for the balance of their estimated useful lives will be suitable and sufficient for the conduct of the Business in the same manner as presently conducted.

             5.7 LIABILITIES - As of the date hereof, the Company had no liabilities, fixed or contingent, which are not fully shown or provided for in the Financial Statements or as listed in the Disclosure Schedule. All liabilities of the Company were incurred in the Ordinary Course of Business.

             5.8 MEDICAL WASTE BUSINESS - Except for BMW and BMT, neither the Company, Shareholder, nor BESI have any direct or indirect interest, investment or commitment to purchase any interest or make an investment in any other corporation, partnership, joint venture or other business in which a portion of such operations are in the Medical Waste industry.

             5.9 OBLIGATIONS TO AFFILIATES - Except as set forth on the Disclosure Schedule, the Company is not a party to any agreement with, and does not owe any amount or have any commitment to Shareholder or BESI or any of their respective directors, officers, employees, consultants or affiliates, and none of such persons owe any amounts to the Company.

             5.10 PROPERTIES - The Company does not own any real property. The Disclosure Schedule identifies each lease (the "Leases") devising to the Company all leasehold interests in all property (real and personal), entered into by the Company (the "Leased Property"). Each Lease so listed is valid, subsisting and fully enforceable in accordance with its terms, and there exists no default thereunder. Except for the Management Agreement (the terms of which have been disclosed to Buyer), the Company has not received any notice, and has no knowledge, of any defaults by the Company under any lease. The Leased Property is free and clear of any and all liens, mortgages or restrictions other than as noted in the Disclosure Schedule. No person other than the Company is in actual possession of any of such Leased Property. The Leased Property is not subject to any pending or threatened special assessments or threatened condemnation or eminent domain proceedings.

             5.11   EMPLOYEE BENEFITS PLANS -

                    5.11.1 Except as set forth on the Disclosure Schedule, the Company does not sponsor, maintain or contribute for the benefit of the Company's employees or has sponsored, maintained or contributed to at any time during the Company's existence, any employee benefit plan including:

                          (a) any employee benefit plan as such term is defined
in ss. 3(3) of the Employment Retirement Income Security Act of 1974 ("ERISA"), including but not limited to employee benefit plans which are not subject to the provisions of ERISA;

                          (b) any personnel policy, stock option plan,
collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay policy or agreement, deferred compensation agreement or arrangement or any other employee benefit plan, agreement, arrangement, program, practice or understanding.

                          (c) any multi-employer plan with the meaning of ss.
3(37) of ERISA, or a multiple employer plan within the meaning of ss. 413(b) and
(c) of the Internal Revenue Code of 1986, as amended.

                    5.11.2 The Disclosure Schedule contains a list of all employee benefit plans, to which the Company is a party, including health insurance, disability insurance, life insurance or other fringe benefit plans. All premiums or payments required thereunder have been paid through the date hereof and cancellation of any such policies will not cause the Company to incur any penalty as a result thereof.

                    5.11.3 Neither the execution or delivery of this Agreement or the consummation of the transaction contemplated hereby will:

                          (a) entitle any current or former employee of the
Company to severance pay, unemployment compensation or any similar payment;

                          (b) accelerate the time of payment or vesting or cause
any increase in the amount of any compensation due to any such employee or former employee; or

                          (c) directly or indirectly result in any payment made
to or on behalf of any person to constitute a parachute payment within the meaning of ss. 2805 of the Internal Revenue Code of 1986, as amended.

             5.12   EMPLOYEE MATTERS -

                    5.12.1 The Company does not have any (i) controversies between it and its employees, (ii) unresolved labor lien, grievances or organization efforts; or (iii) unfair labor practices or labor arbitration proceedings pending or threatened.

                    5.12.2 the Company is not a party to any agreement and has not established any policy or practice requiring the Company to make a payment or provide any other form of compensation or benefit to any person performing services for the Company upon termination of such services.

                    5.12.3 The Disclosure Schedule sets forth by number and employment classification the number of employees of the Company as of the date hereof. Except as set forth on the Disclosure Schedule, none of such employees are subject to collective bargaining agreements with the Company. The Company has not, nor at any time had, or been threatened with, any work stoppages or other labor disputes or controversies with respect to its employees.

             5.13 INSURANCE - The Disclosure Schedule contains a list of all policies of insurance owned by the Company, and the amounts of such coverage of each policy, all premiums on such policies or renewals thereof having been paid. The Company has previously delivered copies of all such insurance policies and proof of payment of such premiums to the Buyer.

             5.14 CONTRACTS AND COMMITMENTS - Except as set forth on the Disclosure Schedule, the Company is not a party to, or bound or affected by any contract, lease, agreement, covenant, license, instrument or commitment (whether written or oral) of any type, including the following:

                    5.14.1 contracts for the employment or compensation of any officer or individual employee, not terminable without further liability at any time:

                    5.14.2 contracts with any labor union;

                    5.14.3 continuing contracts for the future purchase of materials, supplies or equipment, at a cost of $1,000 or more, or to be delivered more than thirty (30) days after the date hereof;

                    5.14.4 continuing contracts for the future provision of its services;

                    5.14.5 distribution or agency contracts, franchise contracts, or advertising commit ments, which cannot be terminated without further liability to the Company upon no more than thirty (30) days' notice;

                    5.14.6 pension, profit sharing, deferred compensation, retirement or stock option or stock purchase plans in effect with respect to officers, employees or others;

                    5.14.7 leases under which it is lessor or lessee;

                    5.14.8 underwriting agreements or agreements with a broker or finder;

                    5.14.9 consulting agreements;

                    5.14.10 contracts for the acquisition of a business, or substantially all of the property, assets, or stock of a business under which there are any continuing or unperformed obligations on the part of any of the parties thereto; or

                    5.14.11 Any other contract, agreement, or commitment involving $1,000 or more or which is not terminable without further liability to the Company or any Subsidiary upon no more than thirty (30) days' notice.

There have been delivered to Buyer true and correct copies of each of the Contracts, including the Management Agreement, listed in the Disclosure Schedule. All Contracts are valid, binding and in full force and effect and are enforceable in accordance with their terms against all other parties to such Contracts. The Company have performed all obligations required to be performed by it to date and is not in default in any material respect under any Contract to which it is a party. None of the Contracts were arrived at, or otherwise reflect, less than arms length negotiations or bargaining.

             5.15 INSPECTION OF RECORDS - The Company has made, or will make, available for inspection by Buyer full and complete information concerning the Company's customers, suppliers, vendors and all aspects of the Company's Business, including complete copies of any customer, vendor, or supplier contracts.

             5.16 INVENTORIES - The inventory of the Company as of the Closing Date shall, in all material respects, consist of items of a quality, condition and quantity consistent with normal inventory levels of the Company and be useable and saleable in the Ordinary Course of Business for the purposes for which intended. Such inventory is carried on the Company's books of account in accordance with GAAP, consistently applied.

             5.17 EQUIPMENT AND OTHER TANGIBLE PROPERTY - The Company's equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property related to the Business and included in the Financial Statements or as listed in the Disclosure Schedule shall, as of the Closing Date, be in all material respects suitable for the purposes for which intended and in good operating condition and repair consistent with normal industry standards, except for reasonable and ordinary wear and tear.

             5.18 PERMITS - The Company has all material Permits necessary to construct, own, operate, use and/or maintain its assets and the Business in all locations where the Company conduct such Business, all of which are listed on the Disclosure Schedule. Such Permits are valid and subsisting and all fees required to be paid thereon have been paid. No proceeding is pending or threatened to modify, suspend, revoke, withdraw, terminate or otherwise limit any Permit which could adversely affect the ability of the Company own, operate, use or conduct the Business currently operated.

             5.19 INTANGIBLE RIGHTS - Listed on the Disclosure Schedule is all of the Intangible Rights owned or used by the Company and its in the Business. The Company is the legal and equitable owner or has the right to use all of the Intangible Rights listed on the Disclosure Schedule. The conduct of the Business does not infringe or conflict with, and has not in the past infringed or conflicted with, and the Company are not in receipt of any notice or complaint of conflict with or infringement of, the asserted rights of others in any Intangible Rights of others.

             5.20 UNREGISTERED SECURITIES - The Company (i) understands that the MWI Common Stock which he will receive has not been, and will not be registered under the Securities Act of 1933, as amended (the "Act") or under any state securities laws and is being offered and sold in reliance upon federal and state exemptions for transactions not involving a public offering; (ii) The Company does not, and will not have any right to require MWI to register the MWI Common Stock, either pursuant to or under the Act or any state securities laws, except for any registration rights accorded to other officers of MWI; (iii) is acquiring the MWI Common Stock solely for its own account for investment purposes and not with a view to the distribution thereof; (iv) has received certain information concerning Buyer, including without limitation, the Buyer's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 and the Proxy Statement dated April 14, 1997; (v) has had the opportunity to obtain additional information as desired to evaluate the risks and merits inherent in owning and holding the MWI Common Stock; (vi) has sufficient knowledge and experience in financial business matters that he is capable of evaluating the merits and risks of an investment in Buyer and (vii) understands that the certificates representing the MWI Common Stock will be stamped or otherwise imprinted with a legend in substantially the following form:

               THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN ANY MANNER UNLESS THEY ARE REGISTERED UNDER THE ACT AND THE SECURITI ES LAWS OF ANY APPLICABLE JURISDICTION, OR UNLESS PURSUANT TO AN EXEMPTION THEREFROM.

               5.21 LITIGATION - Except as it pertains to the Management Agreement, there are no actions, suits, proceedings or investigations, either administrative or judicial (whether or not on behalf of the Company) pending or, threatened against or affecting the Company , its properties or which involve the possibility of any judgment or liability not fully covered by insurance. The Company is not in default with respect to any order, writ, injunction or decree of any court or Governmental Authority. The Company is in compliance in all material respects with all laws, rules, regulations and orders materially applicable to its Business.

               5.22 COMPLIANCE WITH LAWS - Except as set forth on the Disclosure Schedule, the Company is and has been in compliance in all respects with any and all laws, regulations, ordinances, rules, orders or decrees applicable to the Company , including, but not limited to all Environmental Laws and regulations. The Company has not received or entered into any citation, complaints, consent order, compliance agreements or other similar enforcement order or received written notice from any Governmental Authority that would indicate that the Company is not currently in compliance with all such laws, regulations, ordinances, rules, orders or decrees.

               5.23 ABSENCE OF MATERIAL CHANGES - Except as set forth in the Disclosure Schedule, from the date of the Financial Statements to the date hereof, the Company has not:

                       5.23.1 issued any capital stock or other corporate securities or granted any option to any person for the acquisition of any capital stock or other corporate securities;

                       5.23.2 incurred any obligations or liabilities (absolute or contingent) except current liabilities incurred, and obligations under Contracts entered into, in the Ordinary Course of Business;

                       5.23.3 discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent) other than obligations or liabilities discharged or satisfied in the Ordinary Course of Business;

                       5.23.4 declared or made any payment or distribution to stockholders, or purchased or redeemed any shares of its capital stock;

                       5.23.5 mortgaged, pledged, or subjected to any lien, charge, or other encumbrance, any of its assets, tangible or intangible, other than liens for taxes not yet due or which are being contested in good faith by appropriate proceedings;

                       5.23.6 sold or transferred any of its tangible assets or canceled any debts or claims, except in each case in the Ordinary Course of Business;

                       5.23.7 sold, assigned, or transferred any Intangible Rights;

                       5.23.8 suffered any material operating or extraordinary loss or waived any right of substantial value;

                       5.23.9 made any loan to, borrowed money from, or entered into any contract or understanding with, any affiliate, employee, officer, or director of the Company;

                       5.23.10 made any payment or contracted for payment of any bonus, gratuity, or other compensation to employees, other than wages and salaries in effect as of the date of the Financial Statements, except wage and salary adjustments made in the Ordinary Course of Business for employees who are not officers or directors of the Company;

                       5.23.11 had any union or labor difficulties or work stoppage;

                       5.23.12 entered into any transaction other than in the Ordinary Course of Business;

                       5.23.13 entered into any leases of real or personal property; or

                       5.23.14 received any notice of termination of any contract, lease or other agreement;

                       5.23.15 entered into any Contracts for which the Company expects to incur a loss from the provision of services.

               5.24 TAX RETURNS - The Company has duly filed, or duly received extensions for the filing, of all Federal income tax returns and all state franchise or corporate income tax returns and other local tax returns (including but not limited to income, payroll, sales and use taxes), required to have been filed by it and have paid the tax shown to be due on any such returns filed and no waivers or extension of the statutory period of limitation within which assessments may be made have been granted with respect to any such tax return. Federal income tax returns of the Company have never been examined by the Internal Revenue Service. The Company is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes nor have any claims for assessment and collection been asserted against the Company. The reserves made for taxes, governmental charges and duties on the Company's balance sheet are sufficient in all material respects for the payment of all unpaid taxes, governmental charges and duties payable by the Company, attributable to all periods on or before the date of the Company's balance sheet and there is no basis or claim for any penalties or interest through the Closing Date. The Company shall (i) make adequate provision on its books for all taxes accruable and (ii) timely remit all withholding, 1099's, 1120's, employment, sales, ad valorem, personal property and estimated income taxes due and payable to date and which becomes due prior to, or on, the Closing Date. The Company has made available copies of all the Company's federal, state and local tax returns.

               5.25 ACCOUNTS RECEIVABLE - The accounts receivable and other receivables shown on the Financial Statements or thereafter acquired prior to the Closing Date hereof, have been collected or are collectible in amounts not less in the aggregate than the net book amount thereof. All such accounts receivable arose from bona fide transactions in the Ordinary Course of Business and the goods and services involved have been sold, delivered and performed for the Company's customers as covered by the account obligor. No further goods are required to be provided and no services are required to be rendered in order to complete the sales and to entitle the Company to collect the account receivables. None of the accounts receivable are subject to set-off or counterclaim. Since the date of the Financial Statements, there has been no reduction in the accounts receivable and other receivables of the Company. The Company's accounts receivable as of the date herein are listed on the Disclosure Schedule.

               5.26 COMPLIANCE WITH INSTRUMENTS - The consummation of the transaction contemplat ed by this Agreement will not result in a breach or violation of any of the terms, provisions or conditions of, or constitute a default under, or result in the creation of any lien, charge or encumbrance on any property or assets of the Company and BESI pursuant to their respective Certificates of Incorporation, all amendments thereto, By-Laws, any provision of law, judgment, decree, indenture, agreement or instrument to which the Company and BESI are a party or by which they are bound.

               5.27 BROKERS' COMMISSIONS - The Company has not entered into any agreement or understanding with any person, firm or entity or have become indirectly a party to any agreement for the payment or any commission, finders or brokerage fee in connection with this Agreement and the transaction contemplated hereof. The Company, Shareholder and BESI hereby agree to indemnify and hold harmless the Buyer and MWI from any claims for a commission, finder's or broker's fee.

               5.28 BOOKS AND RECORDS - The books of account and other records of the Company are materially complete and correct and in the aggregate present and reflect all of the transactions entered into by it or to which it is a party. The Company has no knowledge of any condition whether pending or threatened which would have a material adverse effect upon the Business of the Company or prevent such Business from being carried on in substantially the same manner in which it is presently carried on.

               5.29 ACCURACY OF INFORMATION - All information provided to Buyer by the Company, Shareholder and BESI as an inducement to Buyer and MWI to enter into this Agreement or in compliance with the provisions of this Agreement are accurate and complete and do not contain any untrue statement of a material fact or omit any material fact necessary to make the information provided not misleading. All information relating to the Company or the Business which is known to, or would on reasonable inquiry be known to the Company and which may be material to an intending purchaser for value, has been disclosed to Buyer and MWI.

               5.30 ENVIRONMENTAL LAWS - The Business and the Company are in compliance with all applicable federal, state and local Environmental Laws and regulations governing the environment, public health and safety and employee health and safety (including all provisions of the Occupational Safety and Health Act) and no Environmental Claim has been filed or commenced against the Company alleging any failure to comply with any such Environmental Law or regulation. The Company nor any of its affiliates, agents or licensees have engaged in the storage, Release, holding, emission, discharge, generation, processing, disposition, handling or transportation of any substance or material designated as a Hazardous Material or Medical Waste in violation of any Environmental Law, ordinance or regulation. There are no Hazardous Materials or Medical Waste at, on or in any of the Company's properties in violation of any Environmental Laws, ordinances or regulations and there is no proceeding or inquiry pending or threatened by any federal, state or local Governmental Authority with respect thereto.

          ARTICLE 6. - REPRESENTATIONS AND WARRANTIES OF BUYER AND MWI

               Buyer and MWI represent and warrant to the Company, Shareholder and BESI that:

               6.1 ORGANIZATION - Buyer is duly organized and validly existing as a corporation in good standing under the laws of the State of Pennsylvania and has full corporate power to carry on its business as now conducted and is entitled to own or lease its properties and to carry on its business as now conducted in the places where such properties are now leased, owned or operated or such business is now conducted.

               6.2 ORGANIZATION - MWI is duly organized and validly existing as a corporation in good standing under the laws of the State of Delaware and has full corporate power to carry on its business as now conducted and is entitled to own or lease its properties and to carry on its business as now conducted in the places where such properties are now leased, owned or operated or such business is now conducted.

               6.3 AUTHORITY - Buyer and MWI have full power and authority to enter into this Agreement and the consummation of the transaction contemplated by this Agreement will not result in any breach of any of the terms, provisions, or conditions of, or constitute a default under, or result in the creation of, any lien, charge, or encumbrance of any property or assets of Buyer or MWI pursuant to their respective Articles of Incorporation, By-Laws or any indenture, agreement, instrument, order, judgment, or decree to which they are a party or by which they are bound.

               6.4 REGISTRATION RIGHTS - No officer or director of MWI has any registration rights for any shares of MWI Common Stock owned by such individual. No other individual or entity has any demand registration rights, other than the holders of the Company's 10% Convertible Redeemable Debentures

               6.5 FAIR MARKET VALUE OF MWI COMMON STOCK - The Last Reported Sales Price of the MWI Common Stock on May 28, 1997 was $3.6875 as reported on the NASDAQ Small Cap Market.

                    ARTICLE 7. - OBLIGATIONS PRIOR TO CLOSING

               7.1 OPERATION OF BUSINESS - The Company, Shareholder and agree that, from the date hereof to the Closing Date, the Company shall conduct its Business and affairs only in the Ordinary Course of Business.

               7.2 ACCESS TO BOOKS AND RECORDS - From and after the date hereof, the Company shall (a) afford to the officers, employees and representatives of Buyer and MWI full and free access to its assets, personnel, properties, records and books of account at all reasonable times during business hours, (b) to furnish to such officers, employees and representatives such other information as Buyer and MWI may reasonably request, and (c) to authorize its accountants and auditors to permit Buyer's and MWI's independent public accountants and representatives to examine all records pertaining to the Company's Financial Statements and other books and records of the Company. Buyer and MWI agree to treat all such material as confidential and not make use of such materials except for the purposes expressed in this Agreement unless such use comes into the public domain.

               7.3 NEGATIVE COVENANTS - The Company, Shareholder and BESI covenant that from and after the date hereof and through the Closing Date, without the prior written consent of Buyer and MWI, the Company will not:

                       7.3.1 enter into any written or oral contract, agreement, or commitment of any type, relating to:

                                (a) contracts for the employment or compensation
of any officer, director, or individual employee;

                                (b) contracts with any labor union;

                                (c) continuing contracts for the future purchase
of inventory, materials, supplies, or equipment at a cost of $1,000 or more;

                                (d) continuing contracts for future services;

                                (e) distribution or agency contracts, franchise
contracts, or advertising commitments;

                                (f) pension, profit sharing, deferred
compensation retirement, stock option, stock purchase plans, group health insurance, or similar plans with respect to officers, directors, employees, or others;

                                (g) leases under which the Company is a lessor
or lessee;

                                (h) underwriting agreements or agreements with a
broker or finder;

                                (i) consulting agreements;

                                (j) contracts for the acquisition of a business
or substantially all of the property, assets or capital stock of a business;

                                (k) any other contract, agreement, or commitment
involving $1,000 or more.

                       7.3.2 declare or pay any dividend, or make any distribution of its properties or assets to its stockholders, or allow the issuance of any of its securities.

                       7.3.3 discharge or satisfy any lien or encumbrance or pay any obligation or liability except in the Ordinary Course of Business;

                       7.3.4 make any change in its Articles of Incorporation or By-Laws;

                       7.3.5 issue any capital stock or other corporate securities or grant options, warrants or rights of any kind to purchase any of its capital stock or corporate securities;

                       7.3.6 mortgage, pledge or subject to any lien, charge or other encumbrance any of its tangible or intangible assets;

                       7.3.7 make any payment, or enter into any contract for payment of any bonus, gratuity or other compensation, or increase the rate or form of compensation payable to any agent or employee, except salary adjustments in the Ordinary Course of Business for employees who are not officers, directors or stockholders of the Company;

                       7.3.8 dispose of any of its properties or assets except in the Ordinary Course of Business;

                       7.3.9 incur any indebtedness, except for operating expenses in the Ordinary Course of Business, nor allow any material adverse change to be made in its financial affairs, nor allow any tax or other liability to be extended by waiver of the statutes of limitation or otherwise;

                       7.3.10 make any loan to, borrow any money from, or entered into any contract or understanding with, any officer, director or stockholder of the Company; or

                       7.3.11 enter into any other transaction, other than in the Ordinary Course of Business.

               7.4 AFFIRMATIVE COVENANTS - The Company, Shareholder and BESI covenant that from and after the date hereof and through the Closing Date, the Company will:

                       7.4.1 keep its properties and assets insured consistent with prior practices in respect thereto;

                       7.4.2 perform in the Ordinary Course of Business all of its obligations under Contracts, the Management Agreement and documents relating to or affecting its Assets, properties and Business;

                       7.4.3 materially preserve intact its Business, organization, and goodwill, to the end that the Buyer shall continue to operate the Assets as a going business as now constituted, after the consummation of the transaction contemplated hereunder.

               7.5 FORM 8-K FINANCIAL STATEMENTS - The Company shall cause to be audited the Financial Statements by a firm of independent certified public accountants, selected by the Company in accordance with generally accepted auditing standards. In the event that the audited financial statements at December 31, 1996 and for the year ended December 31, 1996 does not show any material deviation from the unaudited Financial Statements for such period, MWI shall bear the cost of the audit. In the event that the audited financial statements at December 31, 1996 and for the year ended December 31, 1996 shows a material deviation from the unaudited Financial Statements for such period, the Company shall bear the cost of the audit. The Buyer and the Company agrees to each pay one-half of all invoices of the auditors on a timely basis, if issued prior to the Closing Date. In the event of a material deviation of the Financial Statements, the Company shall reimburse Buyer for its portion so paid. The Financial Statements, when audited, will comply in all respects, with the requirements of Regulation S-X as promulgated by the Securities and Exchange Commission. The Company shall deliver to its auditors all necessary documentation, including management representation letters, necessary for the completion of the audit. The Company shall have delivered to MWI, prior to the Closing Date, such audited Financial Statements and the reports and consents of the Company's independent auditors required to be filed with MWI's Current Report on Form 8-K pursuant to the Securities Exchange Act of 1934, as amended, in connection with the consummation of the transaction contemplated hereby.

               7.6 MANAGEMENT AGREEMENT. The Company, BESI and Shareholder acknowledge that MWI has entered into an Agreement for Sale of Real Estate with Kurt Scheuerman and an Asset Purchase Agreement with K.S. Processing Company, Inc. each dated as of May 15, 1997, which provide for the purchase by MWI of the real estate and personal property used by the Company at the Marcus Hook, Pennsylvania autoclave facility. The Company hereby acknowledges notice of such purchase agreements in accordance with the Company's right of first refusal contained in Section 10 of the Management Agreement. The Company hereby waives said right of first refusal as such right pertains to the proposed purchase by MWI.

               7.7 DISCLOSURE SCHEDULE - Within ten (10) days following the date of this Agreement, the Company shall prepare a Disclosure Schedule which shall provide the detailed description of the items referenced elsewhere herein as being a part of the Disclosure Schedule. Review of the information included within the Disclosure Schedule shall be included within the Buyer's due diligence review.

               7.8 REGISTRATION RIGHTS - In the event that MWI grants to any of its officers or directors registration rights pertaining to shares of MWI Common Stock then owned by such officers or directors, MWI shall grant to the Company and Shareholder identical registration rights for shares of MWI Common Stock owned by the Company.

                ARTICLE 8. - CONDITIONS PRECEDENT TO THE CLOSING

               8.1 CONDITIONS TO OBLIGATIONS OF BUYER AND MWI- The obligations of Buyer and MWI to consummate this Agreement shall be subject to, and be conditioned upon, each of the following conditions:

                       8.1.1 PROPERTIES INTACT - No properties or assets of the Company shall have suffered any destruction or damage by fire, accident or other casualty or act of God not fully covered by insurance or affecting in a material and adverse way the conduct of the Business of the Company.

                       8.1.2 REPRESENTATIONS AND WARRANTIES - The representations and warranties made by the Company, Shareholder and BESI and Seller in Article 5 hereof shall be correct in all respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; none of the covenants of the Company, Shareholder and BESI contained in this Agreement shall have been breached in any respect as of the Closing Date.

                       8.1.3 NO ADVERSE CHANGES - That since the date of the Financial Statements there has been no adverse change in the condition of the Company, financial or otherwise, from that set forth in the Financial Statements.

                       8.1.4 APPROVALS AND CONSENTS - All consents, approvals, authorizations or orders of any individual, entity, court or Governmental Authority or administrative body, if any, including the parties to the Management Agreement, shall have been obtained and in effect on the Closing Date, which are required for the consummation of the transaction be contemplated by this Agreement.

                       8.1.5 AUTHORIZATION OF AGREEMENT BY THE COMPANY AND BESI
- All actions of the Company's and BESI's respective Board of Directors and their shareholders, necessary to authorize the execution, delivery and performance of this Agreement by the Company and, BESI shall have been duly and validly taken.

                       8.1.6 NO LITIGATION - Except for the dispute relating to the Management Agreement, no claim, proceeding, investigation, or litigation, either administrative or judicial, shall be threatened or be pending against the Buyer, MWI, the Company, Shareholder or BESI which, in the opinion of counsel for Buyer, presents a reasonable probability that the transaction contemplated by this Agreement would be enjoined or prevented or that the right of Buyer to continue the operations of the property, assets and Business of the Company or any Subsidiary would be materially affected.

                       8.1.7 DUE DILIGENCE - Buyer shall have completed its due diligence investigation and the results thereof shall not have revealed that any of the representations, warranties or covenants made by the Company, Shareholder or BESI in this Agreement are untrue or incorrect in any material respect or otherwise be unsatisfactory to Buyer.

                       8.1.8 NO CHANGE IN LAW - There shall have not been proposed or enacted (including without limitation, any threatened proposal or enactment of) any statute, rule, regulation, policy, guideline, or official interpretation, or any modification in or to any existing statute, rule, regulation, policy or guideline, which prohibits or delays or threatens to prohibit or delay, the performance of the transaction contemplated by this Agreement or which changes, or threatens to change, in an adverse manner, the Business, financial condition, revenues, income, liabilities (whether absolute, contingent or otherwise) reserves or prospects of the Company from that reflected in the Financial Statements.

                       8.1.9 CONSENT TO ASSIGNMENT OF MANAGEMENT AGREEMENT - The Buyer shall have received a consent to Assignment of the Management Agreement signed by KS Processing, Inc. a Pennsylvania corporation, Kurt Scheuerman, Edward Scheuerman and Frank Scheuerman.

                       8.1.10 NO LIENS - Buyer shall have received written evidence in form and substance satisfactory to it of the termination of any and all liens that encumber any of the assets or other properties of the Company.

                       8.1.11 NO VIOLATIONS OF LAW - At the Closing Date, there shall exist no violations of any Federal, state or local law, ordinance or regulation affecting the assets, properties or Business of the Company.

                       8.1.12 PERFORMANCE BY SELLER AND THE COMPANY - All of the terms and conditions of this Agreement to be complied with and performed by the Company, Shareholder and BESI on or before the Closing Date shall have been complied with and performed.

                       8.1.13 PROCEEDINGS AND INSTRUMENTS SATISFACTORY - All proceedings, corporate or other to be taken in connection with the transaction contemplated by the Agreement and all documents incident thereto, including any Collateral Agreement, shall be satisfactory in form and substantive to Buyer and Buyer's counsel.

                       8.1.14 EMPLOYMENT AGREEMENT - Shareholder shall have entered into a employment agreement with the Buyer as required in Section 4.2 herein.

                       8.1.15 NON-COMPETITION AGREEMENT - Shareholder shall have executed the Non- Competition Agreement as required in Section 3.1.3 herein.

                       8.1.16 FINANCIAL STATEMENTS - The audited Financial Statements have been delivered to the Buyer pursuant to Section 7.5 herein.

               8.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY, SHAREHOLDER AND BESI - The obligations of the Company, Shareholder and BESI to consummate this Agreement are subject to and shall be conditioned upon each of the following conditions:

                       8.2.1 REPRESENTATIONS AND WARRANTIES - The representations and warranties made by Buyer and MWI herein shall be correct in all material respects on and as of the Closing Date with the same force and effect as though such representations had been made on and as of the Closing Date. The covenants of Buyer and MWI contained herein shall not have been breached in any material respects as of the Closing Date, and Buyer and MWI shall have delivered to the Seller certificates to such effect signed by duly authorized officers of Buyer and MWI.

                       8.2.2 PERFORMANCE BY BUYER AND MWI - All of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer and MWI on or before the Closing Date shall have been complied with and performed.

                       8.2.3 CONSENTS AND APPROVALS - No consent, approval, authorization or order of any individual, entity, court or governmental agency or administrative body not obtained and in effect on the Closing Date shall be required for the consummation of the transaction contemplated by this Agreement.

                       8.2.4 APPROVAL OF AGREEMENTS - Shareholder, Company and BESI has reasonably approved the terms and conditions of each Collateral Agreements, including the Escrow and Employment Agreements.

                       8.2.5 NON-COMPETITION AGREEMENT - Buyer shall have delivered the non- competition agreement to shareholder for Shareholder's execution.

                      ARTICLE 9. - POST-CLOSING OBLIGATIONS

               9.1 SURVIVAL OF THE CLOSING - All covenants, agreements, representations, and warranties made hereunder and in any certificates delivered at the Closing pursuant hereto shall be deemed to have been relied upon by Buyer, MWI, Shareholder, BESI and the Company, and shall survive the Closing for the applicable statute of limitation period.

               9.2 FURTHER ASSURANCES - Following the Closing, each of the Company , Shareholder, BESI, MWI and Buyer shall execute and deliver such documents, and take such other action as shall be reasonably requested by any other party hereto to carry out the transaction contemplated by this Agreement.

               9.3 INDEMNIFICATION BY SELLER - The Company, Shareholder and BESI agree to indemnify, reimburse and hold Buyer and MWI harmless against and from:

                       9.3.1 All Damages suffered, incurred, or sustained by Buyer or MWI as a result of (i) the existence on or before the Closing Date of any liabilities, absolute or contingent, of the Company which were not paid by the Company; (ii) the material untruth of any representation or the breach of any warranty made in this Agreement; (iii) the material untruth of any certificate required under this Agreement to be delivered by the Shareholder, BESI or the Company to Buyer or MWI on the Closing Date; (iv) the material breach of this Agreement by the Company or Shareholder.

                       9.3.2 Buyer and MWI shall give the Company, Shareholder and BESI prompt notice of any claim to indemnification it may wish to assert pursuant to this Article 9 as soon as reasonably practicable. Before being required to make any payments pursuant to this Section 9.3, the Company, Shareholder and BESI may, in their discretion and at their expense, take all necessary steps properly to contest any claim or liability or action in respect thereof involving third parties, or to prosecute such contest or action to conclusion or settlement satisfactory to Buyer and himself. Buyer and MWI shall cooperate fully with the Company, Shareholder and BESI in the reasonable conduct of any such contest or action, legal proceedings, negotiation, or settlement and will not permit compromise voluntarily or settle any such contest, action, legal proceeding, claim or demand without prior notice to the Company, Shareholder and BESI.

                       9.3.3 Upon the payment to Buyer or MWI by the Company, Shareholder and BESI of any amount which Buyer or MWI is entitled to receive by way of indemnification under this Section 9.3, Buyer and MWI shall forthwith assign to the Company, Shareholder and BESI all of its right, title, and interest in any item for which indemnification shall so be made, including claims against third parties relating therewith.

                       9.3.4 In the event that the Company, Shareholder and BESI shall dispute the right of Buyer or MWI to be indemnified under this Section 9.3, or any item with respect to which Buyer or MWI shall so request indemnification, or if the Company, Shareholder and BESI shall dispute the amount which Buyer or MWI shall be entitled to receive with respect to such item by way of indemnification, such dispute shall be submitted to arbitration in the City of Miami, in accordance with the rules then in effect of the American Arbitration Association.

                       9.3.5 Buyer or MWI shall have the right to set-off any amounts due it pursuant to a claim for indemnification against the cash or MWI Common Stock paid or issued to the Company in connection herewith. The Company will sign an Escrow Agreement evidencing the rights created herein for indemnification purposes. The MWI Common Stock will be held in escrow by the Escrow Agent.

               9.4 NON-COMPETITION AGREEMENT. The Company and BESI hereby agree as follows:

                       9.4.1 The Company and BESI will not, for a period of five
(5) years from the Closing Date without the prior written consent of Buyer, be an, independent contractor, agent, director, stockholder or owner (except of not more than one percent (1%) of the securities of a publicly traded entity), partner, consultant, financial backer, creditor or be otherwise directly or indirectly connected with or participate in the management, operation or control of any business, firm, proprietorship, corporation, partnership, association, entity or venture engaged in a business similar to the Business within the United States. It is understood and agreed by BESI that BESI will not be involved in the operation of BMT, the intent being that if MWI does not exercise its option to purchase contained in Section 9.6 herein, BESI will sell BMT to a third party. Such sale must be consummated within one year following the Closing Date.

                       9.4.2 The Company and BESI covenant and agree that for a period of five (5) years from the Closing Date without the prior written consent of Buyer, they will not contact, call upon, solicit business from, sell or render services to any customer of the Buyer or the Company with respect to the provision of any services or supplies similar to the Business or otherwise directly or indirectly aid or assist any other person, firm or entity to do any of the aforesaid acts, except on behalf of the Buyer or its subsidiaries or affiliates.

                       9.4.3 The Company and BESI covenant and agree that for a period of five (5) years from the Closing Date without the prior written consent of Buyer, they will not directly or indirectly as principal, agent, owner, partner, stockholder, officer, director, employee, independent contractor or consultant or in any individual or representative capacity for itself or on behalf of any business firm, corporation, partnership, association or proprietorship enter into any agreements with or solicit, or directly or indirectly cause others to solicit, the employment of any officer or other employee of the Buyer or any of its subsidiaries and affiliates for the purpose of causing said officer or employee to terminate employment with the Buyer or its subsidiaries and affiliates.

                       9.4.4 The Company and BESI agrees that they shall not at any time disclose directly or indirectly to any person, firm or entity any confidential information about the Business or any information concerning their respective financial condition, customers, sources of patients and methods of obtaining business or any other methods generally of doing and operating the Business,.

                       9.4.5 It is recognized and acknowledged by the parties hereto that a breach, threatened breach, or violation by the Company and/or BESI of any of the covenants and agreements contained in Section 9.4 may cause irreparable harm and Damage to the Buyer and the Business in a monetary amount which may be impossible to ascertain. The Company and BESI agree that the Buyer and MWI shall be entitled to an injunction from any court of competent jurisdiction enjoining or restraining any breach or violation of any or all of the covenants and agreements contained in this Section 9.4 and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Buyer or MWI may possess hereunder at law or in equity.

                       9.4.6 Notwithstanding any thing herein to the contrary, Buyer shall not be entitled to enforce the provisions of this Section 9.4 in the event that (i) Buyer is in default of the provisions of this Agreement, which default is not cured within thirty (30) days following written notice of such default, or (ii) the employment agreement by and between the Buyer and Shareholder is terminated (a)by Buyer without cause or (b) by Shareholder upon default by Buyer therein, and upon such termination Buyer fails to pay all severance as required therein.

               9.5 PUBLICITY - Neither the Company, Shareholder or BESI shall issue or make, or cause to have made, any public release or announcement concerning this Agreement or the transaction contemplated hereby, without the advance written approval of the form and substance by Buyer.

               9.6 OPTION TO PURCHASE - BESI represents it is the sole shareholder of BMT. BMT is developing an autoclave facility in Parkersburg, West Virginia for the treatment of Medical Waste. BESI hereby grants to MWI a three
(3) year option to purchase BMT on the terms set forth herein. MWI may exercise the option granted herein by written notice to BESI and upon delivery of such notice, shall have sixty (60) days within which to close on such option, which period may be extended to complete any necessary audits of the financial statements of BMT. The purchase price payable to BESI shall be equal to (i) shareholder's actual cash equity investments in BMT, and (ii) the Contingent Payment (as defined below). MWI shall execute a promissory note equal to such cash equity investment ("Note"). The Note shall bear interest at 10% per annum. Interest shall be payable quarterly over five (5) year period with the entire principal balance due at the end of five (5) years. The Note shall be prepayable in whole or in part at any time.

                       9.6.1 CONTINGENT PAYMENT. In the event that MWI exercises the option herein MWI shall pay to BESI for a five (5) year period following such closing, contingent payments ("Contingent Payments") in each fiscal year equal to the percentage indicated below of the Income from Operations of BMT:

              FISCAL YEAR
             AFTER CLOSING             PERCENTAGE
          --------------------      ------------------
                  1st                      25%
                  2nd                      20%
                  3rd                      15%
                  4th                      10%
                  5th                       5%


Contingent payments for the first fiscal year shall be prorated for the period of time from the Closing Date to December 31 of such year, based on Income from Operations for such period. Contingent Payments, if any, will be paid to the Seller in cash. The Contingent Payments, if any, shall be paid to the Seller by March 31 following the year in which the Contingent Payment is earned. The right to receive Contingent Payments are not transferable except to Shareholder or by the laws of descent and distribution upon the death of Shareholder. Buyer shall not have any further obligation to make Contingent Payments in the event that the Company, Shareholder and BESI breaches the non-competition provisions of
Section 9.4 herein.

                       9.6.2 DETERMINATION OF INCOME FROM OPERATIONS - If the Option is exercised, MWI will prepare and deliver to BESI, a statement of income of BMT within seventy-five (75) days after the end of each fiscal year for which Contingent Payments may be due to BESI. Each statement of income shall reflect Income from Operations for such period. BESI shall have forty-five (45) days from receipt of the statement of income within which to object to the statement of income. If BESI does not object to such statement of income within the forty-five (45) day period, the statement of income shall be final and conclusive and shall not be subject to review. If such statement of income shows Contingent Payments are due and is not objected to by BESI, the Contingent Payments shall be paid to BESI in accordance with Section 3.3 herein. In the event that BESI objects to the statement of income, BESI shall be entitled to select a firm of independent certified public accountants ("Accountants") reasonably acceptable to the Buyer to review the statement of income and Buyer's books and records for the period of the statement of income and issue a determination (i) agreeing with the calculation of the statement of income or
(ii) as to one or more adjustments necessary to make such statement of income accurate. If the Accountants require one or more adjustments and MWI's independent certified public accountants ("MWI's Accountants") do not agree with such adjustments, MWI's Accountants and the Accountants shall mutually agree upon an independent certified public accountant ("Third Accountant") to make a determination as to the appropriate adjustments to the statement of income. The Third Accountant's determination shall be final and conclusive. BESI shall pay the cost of the Accountants. BESI and MWI shall each pay 50% of the cost of the Third Accountant. If any contingent payments are found to be due by the Third Accountant, such contingent payment shall be paid within fifteen (15) days thereafter. If an adjustment is required to be made in favor of BESI, MWI shall pay for the cost of the Accountants.

               9.7 RIGHT OF FIRST REFUSAL. If BESI receives a bona fide offer to purchase BMT or its assets prior to the exercise of the option contained in
Section 9.7 (an "Offer"), the terms of which BESI is willing to accept, MWI shall have a right of first refusal to purchase BMT or its assets upon the lesser of (a) the option purchase price set forth in Section 9.7; or (b) the same terms and conditions of the Offer. An Offer shall be deemed "bona fide" if BESI or BMT enters into a contract for sale and purchase with a third party. No Offer or agreement to sell BMT or its assets to a third party shall contain any terms which are impossible of performance by MWI, such as the exchange of a specific parcel of real property, employment agreements or other terms. A duty of good faith shall be applicable to the Offer or any such agreement pertaining the right of first refusal granted herein. Upon receipt of an Offer, BESI shall notify MWI in writing the offer with the right to purchase BMT its or their respective assets on the purchase price. MWI shall have thirty (30) days after receipt of notice within which to accept or reject the Offer. If MWI does not accept or reject the Offer within such thirty (30) day period, MWI shall be conclusively presumed to have rejected the Offer. If BESI fails to sell BMT, BMW or their respective assets in accordance with the Offer, BMT or its assets will be re-encumbered by all of the provisions of this paragraph. Notwithstanding anything herein to the contrary, the option to purchase shall continue for the full three (3) years even if BMT or its assets are sold and MWI does not exercise its right of first refusal.

                           ARTICLE 10. - MISCELLANEOUS

               10.1 COSTS AND EXPENSES - Except as otherwise provided herein in this Agreement, if this Agreement is terminated in accordance with Section 4.4, each of the parties to this Agreement shall bear their own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transaction contemplated hereby, including but not limited to, transfer taxes, legal fees and accounting fees.

               10.2 NO NEGOTIATIONS - The Company, Shareholder and BESI shall not encourage, solicit or engage in discussions or negotiations with, or provide any information to, or consider any proposal or offer presented by any party concerning any sale of the Company, its capital stock or assets or any similar transaction or enter into any agreement or take any action that by its terms or effect could affect adversely the ability of the parties hereto to consummate the transaction contemplated hereby.

               10.3 REMEDIES - The right and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any and all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

               10.4 DISCLOSURE SCHEDULE - The Disclosure Schedule shall in each instance, include the Schedules and the Exhibits referred to herein and therein. The Disclosure Schedule shall be deemed an integral part hereof and is incorporated herein by this reference.

               10.5 ATTORNEYS' FEES - In the event of any litigation or arbitration arising out of this Agreement, the prevailing party shall be entitled to an award of its attorneys' fees and costs (including any fees and costs incurred in Appellate proceedings) against the losing party.

               10.6 RISK OF LOSS - Prior to the Closing, the risk of loss, damage to, or destruction of any assets of the Company shall remain with the Company.

               10.7 ASSIGNMENT AND AMENDMENT OF AGREEMENT - This Agreement shall not be assignable by any of the parties hereto except with the written consent of the other party. This Agreement may not be amended except by written agreement executed by all of the parties hereto.

               10.8 NOTICES - Any notice or communication given pursuant hereto by either party to the other party shall be in writing and delivered or mailed by certified mail, return receipt requested, postage prepaid, as follows:

             If to Buyer:             MED/WASTE, INC.
                                      3890 N.W. 132nd Street, Suite K
                                      Opa Locka, Florida 33054
                                      Attention: Daniel A. Stauber, President

             Copy to:                 Wallace, Bauman, Fodiman & Shannon, P.A.
                                      2222 Ponce de Leon Boulevard, 6th Floor
                                      Coral Gables, Florida 33134
                                      Attention:  Bryan W. Bauman, Esq.

             If to the Company,       BONHAM ENVIRONMENTAL SERVICES, INC.
             Shareholder or BESI:     One Penn Avenue
                                      Marcus Hook, Pennsylvania 19061
                                      Attention: W. Fred Bonham

             Copy to:                 Tuck, Peterson, Porfiri & Allen
                                      3805 Cutshaw Avenue
                                      Richmond, Virginia 23230
                                      Attention: Robert Tuck, Esq.

or at such other address as hereafter shall be furnished in writing by any party hereto to the other parties.

             10.9 ENTIRE AGREEMENT - This Agreement, together with the Disclosure Schedule, is the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written of the parties. No other agreement not specifically referred to herein, oral or otherwise, shall be deemed to exist or to bind any of the parties. No officer or employee of any party has any authority to make any representation or promise not contained in this Agreement and each of the parties agrees that it has not executed this agreement in reliance upon any such representation or promise.

             10.10 WAIVER - Any forbearance, failure or delay by any of the parties hereto to exercise any right, power or remedy hereunder shall not be deemed a waiver of such right, power or remedy and any single or partial exercise of any such right, power or remedy hereunder shall not preclude the further exercise thereof and every right, power or remedy of either party shall continue in full force and effect unless waived specifically by an instrument in writing executed by such party.

             10.11 GOVERNING LAW - This Agreement shall be construed in accordance with the laws of the State of Florida.

             10.12 COUNTERPARTS - This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

             10.13 CAPTIONS - The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

             10.14 SUCCESSORS AND ASSIGNS - All of the terms of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by and against the parties and their respective successors and assigns.

             10.15 INTERPRETATION - Handwritten provisions inserted in this Agreement, initialed in ink, shall control all typewritten provisions in conflict therewith. This Agreement shall not be construed more strongly against or in favor of any party, regardless of who is responsible for its preparation.

             10.16 SEVERABILITY - In the event any provision of this Agreement or the application of such provision to any part shall be held by a court of competent jurisdiction to be contrary to any rule of law or public policy, the remaining provisions of this Agreement shall remain in full force and effect.

             10.17 RIGHTS OF THIRD PARTIES - Except as may otherwise be specifically provided in this Agreement, nothing expressed or implied in this Agreement is intended, or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective shareholders, any rights or remedies under or by reason of this Agreement.

             IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Reorganization as of the date set forth above.


                             MED/WASTE, INC., a Delaware corporation



                             BY: /s/DANIEL A. STAUBER
                                 --------------------------------------------
                                         DANIEL A. STAUBER, President


                             BONHAM ENVIRONMENTAL SERVICES, INC.,
                             a Georgia corporation


                             By: /s/ W. FRED BONHAM
                                 --------------------------------------------
                                           W. FRED BONHAM, President


                             BONHAM MANAGEMENT GROUP, INC.



                             By: /s/ W. FRED BONHAM
                                 --------------------------------------------
                                           W. FRED BONHAM, President



                                /s/ W. FRED BONHAM
                                 --------------------------------------------
                                                W. FRED BONHAM














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